STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the 10 million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending July 31, 2012.

Dated this 14th day of September, 2011.
The Aquila Group of Funds /s/ Robert Driessen
Robert Driessen Chief Compliance Officer

Trust	Total Assets 06/30/11	Minimum Bond Required

Aquila Three Peaks High Income Fund	$325,808,022	$750,000

Aquila Three Peaks Opportunity Growth Fund	23,177,282	250,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

Churchill Tax-Free Fund of Kentucky	234,180,991	600,000

Hawaiian Tax-Free Trust	820,002,546	1,000,000

Narragansett Insured Tax-Free Income Fund	242,611,951	600,000

Pacific Capital Cash Assets Trust	257,305,584	750,000

Pacific Capital Tax-Free Cash Assets Trust	144,879,167	525,000

Pacific Capital U.S. Government
Securities Cash Assets Trust	760,032,933	1,000,000

Tax-Free Fund For Utah	362,337,264	750,000

Tax-Free Trust of Colorado	272,982,541	750,000

Tax-Free Trust of Arizona	289,549,148	750,000

Tax-Free Trust of Oregon	470,809,206	750,000

	$4,203,678,637	$8,575,000